Exhibit 99.1

Tenzing Acquisition Corp. Announces Full Exercise and Closing of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

NEW YORK, Aug. 30, 2018 /PRNewswire/ -- Tenzing Acquisition Corp. (NASDAQ : TZACU) ("Tenzing" or the "Company"), a company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, announced today the closing of the issuance of an additional 825,000 units pursuant to the exercise in full of the underwriters' over-allotment option in connection with its initial public offering. The additional units were sold at $10.00 per unit, generating additional gross proceeds of $8,250,000 to the Company and bringing the total gross proceeds of the IPO to $63,250,000.

The Company’s units commenced trading on Tuesday, August 21, 2018 on The NASDAQ Capital Market ("NASDAQ") under the symbol "TZACU." Each unit issued in the IPO consists of one ordinary share and one warrant to acquire one ordinary share at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on NASDAQ under the symbols "TZAC" and "TZACW," respectively.

Of the proceeds received from the consummation of the initial public offering (as well as the exercise of the over-allotment option) and simultaneous private placements of units, $64,515,000 (or $10.20 per unit sold in the public offering) was placed in trust. An unaudited pro-forma balance sheet of the Company as of August 30, 2018 reflecting receipt of the proceeds upon consummation of the initial public offering (as well as the exercise of the over-allotment option) and the private placements will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Maxim Group LLC acted as sole book-running manager for the IPO.

A registration statement relating to the securities was declared effective by the SEC on August 20, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT TENZING

Tenzing is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company's efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus its search on target businesses that operate in India.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements," including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and final prospectus for the Company's offering filed with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

Rahul Nayar

Tenzing Acquisition Corp.

Rnayar@tenzingacq.com